Exhibit 23.1
TBPE REGISTERED ENGINEERING FIRM F-1580 1100 LOUISIANA SUITE 3800 HOUSTON, TEXAS 77002-5218	FAX (713) 651-0849 TELEPHONE (713) 651-9191

CONSENT OF RYDER SCOTT COMPANY, L.P.

                 As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to all references to our firm's name and the inclusion of our report dated May 11, 2010 of the Estimated Future Reserves and Income Attributable to Certain Leasehold Interests as of February 28, 2010 of Mainland Resources Inc. (the "Reserve Report") as an exhibit to the Annual Report on Form 10-K for fiscal year ended February 28, 2010 initially filed with the Securities and Exchange Commission on or about June 1, 2010.

"Ryder Scott Company, L.P." Ryder Scott Company, L.P. TBPE Firm License No. F-1580
Houston, Texas June 1, 2010

1200, 530 8TH AVENUE, S.W. 621 17TH STREET, SUITE 1550	CALGARY, ALBERTA T2P 3S8 DENVER, COLORADO 80293-1501	TEL (403) 262-2799 TEL (303) 623-9147	FAX (403) 262-2790 FAX (303) 623-4258